Exhibit 99.1

FOR IMMEDIATE RELEASE

Celsius Holdings, Inc. Announces Successful Start to China Expansion

Expects widespread distribution to commence mid-2018

BOCA RATON, FL / October 30, 2017 / Celsius Holdings, Inc. (NASDAQ: CELH), the makers of CELSIUS®, a clinically proven fitness drink, today announced it has begun distribution of the brand into the China market through its partner, Qifeng Food Technology (Beijing) Co. Ltd., a privately-held wholesale distributor of food products.

The initial distribution began in September and will cover select channels across three Tier-1 cities including: Beijing, Guangzhou and Shenzhen, as well as over 30 other cities across 14 provinces. The initial launch of the locally-produced CELSIUS® drink flavors include Sparkling Cola and Raspberry Acai Green Tea. Widespread product distribution is scheduled for the summer of 2018 through Qifeng Food’s network of more than 500 distributors.

“The Asia market is one of the most dynamic and fastest-growing markets, and our success there is a critically important next step in the global growth of our business,’ said John Fieldly, interim Chief Executive Officer and Chief Financial Officer, Celsius Holdings, Inc. “The initial distribution is providing us with invaluable market intelligence and consumer response data which enables us to maximize our placements with the full launch. The initial consumer response has been overwhelmingly positive and signals our plans for broader product distribution in China are in-line with market opportunities. Through specific and targeted marketing efforts, we are engaging with consumers across a range of mediums to build excitement and accurately gauge demand, as we prudently scale our operations.”

“The opportunity to bring a disruptive, proprietary formula to the energy drink category in China is the size of the market. Taking any market share from one of the larger, global players would mean significant volume and add to the brand growth on a global basis.” Red Bull has been a long-time player in China’s energy drink market, however Monster Energy Drink made a country entry just last year. “The market is underdeveloped comparatively speaking to the European and US markets which will give a new entrant like CELSIUS® a strong chance to win.”

“Brand awareness continues to increase following our successful launch in Hong Kong this past July, affirming both our approach to market entry, and consumers’ desire for innovative, healthy energy drink alternatives,” said Ronnie Char, General Manager Asia, Celsius Holdings, Inc. “In addition to the 700 plus points of distribution throughout modern trade channels in Hong Kong and Macau, CELSIUS® is also available through specialty channels such as health clubs, golf driving ranges and sports apparel outlets, connecting the brand with our consumers across different lifestyles and occasions. By executing a multi-faceted, comprehensive marketing and social media strategy, we are meeting consumers exactly where they are to educate them about the unique benefits of Celsius® and developing brand intimacy at both the local and national levels across Asia.”

About Celsius Holdings, Inc.

Celsius Holdings, Inc., founded in April, 2004, is a global company, with a proprietary, clinically proven formula for its brand CELSIUS®. Celsius Holdings, Inc. has a corporate mission to become the global leader of a branded portfolio which is proprietary, clinically proven or innovative in its category, and offers significant health benefits.

CELSIUS®' original line comes in seven delicious sparkling and non-carbonated flavors in sleek 12oz cans, and is also available in single serve powdered packets. CELSIUS®' new natural line is available in six refreshing flavors: three sparkling and three non-carbonated, this line is naturally caffeinated and naturally sweetened.

New to the portfolio, CELSIUS HEAT™, a “trainers-grade” version of the proprietary blend, offers additional caffeine as well as L-citrulline, a proven vasodilator. CELSIUS HEAT™ is sold in 16oz cans and is available in six carbonated flavors: Inferno Punch, Cherry Lime and Blueberry Pomegranate, and now Strawberry Dragonfruit and Tangerine Grapefruit. CELSIUS HEAT™ targets professional trainers, endurance & competitive athletes, those who focus on defined, physical results, and the military, versus the flagship line which comes in a smaller package and appeals to the masses, as an active lifestyle brand.

CELSIUS® has no sugar, no preservatives, no aspartame, no high fructose corn syrup, and is non-GMO, with no artificial flavors or colors. The CELSIUS® line of products is kosher and vegan certified, soy, gluten, and sugar free and contains very little sodium. CELSIUS® is sold nationally at Fitness Clubs, 7-Eleven stores, Sprouts, The Fresh Market (TFM), and key regional retailers such as HEB, Publix, Winn-Dixie, Harris Teeter, Shaw's and others. The first university study of the science underlying CELSIUS® products was conducted in 2005, and additional studies from the University of Oklahoma were conducted over the next five years. All studies were published in peer-reviewed journals and validate the unique benefits CELSIUS® provides. For more information, please visit www.celsiusholdingsinc.com

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